Exhibit 99

Joint Filer Information

Astec America, Inc., 5810 Van Allen Way, Carlsbad, California 92008, has designated Emerson Electric Co. as the “Designated Filer” for the purposes of the attached Form 4.

Issuer & Ticker Symbol:	MKS Instruments, Inc. (MKSI)
Date of Event Requiring Statement:	9/19/05

Signature:	/s/ Harley M. Smith
By: Harley M. Smith, Assistant Secretary
of Emerson Electric Co.
Signature:	/s/ Harley M. Smith
By: Harley M. Smith, Secretary
of Astec America, Inc.